As filed with the Securities and Exchange Commission on August 23, 1996
        ________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8


                             Registration Statement
                                   Under the
                             Securities Act of 1933


                               WasteMasters, Inc.
               (Exact Name of Issuer as Specified in Its Charter)


                Maryland                             52-1507818
        (State of Incorporation)               (I.R.S. Employer ID No.)

            147 Old Solomon's Island Road, Annapolis, Maryland 21401,
                           Telephone: (410) 573-5800
         (Address and Telephone Number of Principal Executive Offices)

         1996 Employee, Consultant and Advisor Stock Compensation Plan
                            (Full Title of the Plan)



           Agent for Service:                          Copy to:
         Mr. Richard D. Masters                Gerald J. Laporte, Esq.
        Chief Executive Officer                  Patton Boggs, L.L.P.
          WasteMasters,  Inc.                    2550 M Street, N.W.
     147 Old Solomon's Island Road             Washington, D.C.  20037
       Annapolis, Maryland  21401             Telephone: (202) 457-6525
       Telephone: (410) 573-5800


                        CALCULATION OF REGISTRATION FEE



                                         Proposed Maximum    Proposed Maximum
 Title of Securities to   Amount to be     Offering Price       Aggregate          Amount of
     be Registered         Registered        per Share*      Offering Price*    Registration Fee
 Common Stock          1,500,000 shares**    $2,250,000        $2,250,000           $775.86

 * Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based upon the closing price of the Common Stock as reported through The NASDAQ SmallCap Market on August 19, 1996.

** Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Ststement also covers an indeterminate number of shares of Common Stock to be offered and sold pursuant to the antidilution provisions of the 1996 Employee, Consultant and Advisor Stock Compensation Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1.  Plan Information.
Not required to be filed with this Registration Statement.

     Item 2. Registrant Information and Employee Plan Annual Information. Not required to be filed with this Registration Statement.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Company with the U.S. Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

         (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

         (b) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996;

         (c) all other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a) above; and

         (d) from the date of filing of such documents, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that
             indicates  that  all  securities   covered  by  the  Registration
             Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold

Item 4. Description of Securities.

         Not applicable.

         Item 5.  Interests of Named Experts and Counsel.

         Counsel for the Company, Patton Boggs, L.L.P., Washington, D.C. and Baltimore, Maryland, has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plan, will have been validly issued, fully paid and nonassessable. Certain lawyers in Patton Boggs, L.L.P. beneficially own approximately 13,304 shares of the Company's Common Stock. As of July 31, 1996, Patton Boggs, L.L.P. was owed approximately $666,000 for legal services rendered and disbursements incurred on behalf of the Company and its affiliates. Patton Boggs, L.L.P. expects that
it may be offered shares registered  under  this  Registration   Statement  in
payment  of  the Company's obligations to the firm.

         Item 6. Indemnification of Directors and Officers.

         Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify its directors or officers and may purchase and maintain liability insurance for those persons as and to the extent permitted thereby.

         Article V of the By-Laws of the Company provides for indemnification of the Company's directors and officers in connection with the defense of any litigation to which they may be a party because they were directors or officers of the Company except where the director or officer has been adjudged liable to the Company for negligence or misconduct in the performance of his or her duties.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Maryland General Corporation Law, the Company's Certificate of Incorporation, the Company's By-Laws or any indemnification agreements of the Company with its directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Item 7. Exemption from Registration Claimed.

         Not  applicable.

         Item 8. Exhibits.

         The Exhibits to this  Registration Statement  are  listed  in  the
Exhibit Index to this Registration Statement, which Index is incorporated herein by this reference.

         Item 9. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events that, individually or together, represent a fundamental change
                  in the  information  in the  Registration Statement;   and

                  (iii) include any additional or changed material information on the plan of distribution

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town Waldron, State of Michigan, on the 22nd day of August 1996.

                                   WasteMasters, Inc.

                                   By: /S/
                                       -------------------------
                                       Richard D. Masters
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                        Title                         Date

     /S/                       Chief Executive Officer,       August 22, 1996
     -----------------------   and Director
     Richard D. Masters        (Principal Executive Officer)


     /S/                       President, Chief Operating     August 22, 1996
     -----------------------   Officer and Director
     Paul Williamson


     /S/                       Director                       August 22, 1996
     -----------------------
     Julius W. Basham, III


     /S/                       Director                       August 22, 1996
     -----------------------
     A. Leon Blaser



     -----------------------   Director                       August 22, 1996
     Ronald W. Pickett


     /S/                       Chief Financial Officer        August 22, 1996
     -----------------------   and Treasurer
     Dennis O'Leary

                                 EXHIBIT INDEX

Exhibit
Number                           Identification
4.1 WasteMasters, Inc. 1996 Employee, Consultant and Advisor Stock Compensation Plan

4.2 Form of Stock Payment Agreement under 1996 Employee, Consultant and Advisor Stock Compensation Plan

5        Opinion re Legality

23.1 Consent of Turner, Jones & Associates, p.c. to the use of its opinion included in the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1995

23.2 Consent of Patton Boggs, L.L.P. to the filing of its opinion with respect to the legality of the securities being registered (included in Exhibit No. 5)


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